As filed with the Securities and Exchange Commission on June 7, 2002

Registration No. 333-84264

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. A-1*
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-0448030 (IRS. Employer Identification Number)

800 NICOLLET MALL
MINNEAPOLIS, MINNESOTA 55402
(612) 330-5500

NRG Energy, Inc.
2000 Long-Term Incentive Compensation Plan

(Full Title of the Plan)

Wayne H. Brunetti President and Chief Executive Officer Xcel Energy Inc. 800 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500	Edward J. McIntyre Vice President and Chief Financial Officer Xcel Energy Inc. 800 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:

Robert A. Yolles, Esq.
Peter D. Clarke, Esq.
Jones, Day, Reavis & Pogue
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939

*     Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described herein. See “Introductory Statement.”

Explanatory Note
(Not a part of the prospectus)

         On May 31, 2002, we successfully completed, on behalf of our indirect wholly owned subsidiary NRG Acquisition Company, LLC, our offer to exchange 0.5000 (the “Exchange Ratio”) of a share of our common stock, and the associated share purchase rights, for each publicly held share of Common Stock of NRG Energy, Inc. (“NRG”), par value $0.01, in accordance with the terms and conditions set forth in the prospectus, dated April 3, 2002, as amended and supplemented, including by the prospectus supplements dated April 4, and May 31, 2002. On June 3, 2002, our indirect wholly owned subsidiary NRG Merger Corporation was merged with and into NRG with NRG being the surviving corporation.

         As a result of the offer and the merger, no shares of NRG Common Stock are held by the public nor will any shares of NRG Common Stock be issued in the future upon the exercise of the outstanding NRG options the terms and conditions of which are governed by the 2000 Long-Term Incentive Compensation Plan. On June 3, 2002, the NRG Board of Directors adjusted the terms of the outstanding NRG options to the extent necessary to provide that upon exercise of the options, the holders thereof will receive shares of Xcel Energy common stock, and the associated share purchase rights, applying the Exchange Ratio, instead of shares of NRG Common Stock.

         By Registration Statement No. 333-84264, we registered under the Securities Act of 1933, as amended, shares of our common stock, and the associated share purchase rights, to be issued (i) in the offer and the merger, (ii) upon the exercise from time to time of all outstanding options of NRG, and (iii) upon settlement of the NRG equity units. That registration statement became effective on May 31, 2002.

         This Post-Effective Amendment No. A-1 pertains to the 3,607,625 shares of our common stock, and the associated share purchase rights, that were registered by Registration Statement No. 333-84264 and that may be issued by Xcel Energy from time to time upon the exercise of the NRG options.

         The letter “A” in the designation of this Post-Effective Amendment No. A-1 denotes that this Post-Effective Amendment relates only to shares of Xcel Energy’s common stock to be issued or delivered upon the exercise of the NRG options, and the number “1” in such designation denotes that this is the first post-effective amendment to the Registration Statement filed with respect to such shares. This system of designation will continue to be used for any future post-effective amendments to the Registration Statement that we may file relating to shares of our common stock and which may be issued or delivered upon exercise of the NRG options, subject to the requirements of the Securities and Exchange Commission applicable from time to time.

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PART II

Item 3. Incorporation of Documents by Reference

         The following documents previously filed by Xcel Energy Inc. with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

Xcel Energy's Filings with
the SEC (File No. 001-03034):	Period:

Annual Report on Form 10-K	For the fiscal year ended December 31, 2001

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2002

Current Reports on Form 8-K	Filed on January 14, February 8, February 15, February 19, February 20, February 22, February 25, February 27, March 12, March 13, March 26, April 5, April 16, April 29, May 7, May 14, May 16, May 24, and June 6, 2002

The description of our common stock contained in our Current Report on Form 8-K	Filed on March 13, 2002

The description of our stock purchase rights contained in our Registration Statement on Form 8-A	Filed on January 5, 2001

         Each document filed by Xcel Energy pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part of this registration statement from the date each of those documents is filed.

Item 4. Description of Securities

         Not applicable. (The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.)

Item 5. Interests of Named Experts and Counsel

         The audited consolidated financial statements and schedule of Xcel Energy appearing in Xcel Energy’s Annual Report on Form 10-K for the year ended December 31, 2001 and the audited consolidated financial statements included in the Current Report on Form 8-K filed on February 25, 2002 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto. In those reports, Arthur Andersen LLP states that with respect to NRG as of and for the years ended December 31, 2001 and 2000 and Northern States Power Co. for the year ended December 31, 1999, its opinion is based on the reports of other independent public accountants, namely PricewaterhouseCoopers LLP. These consolidated financial statements and schedule are incorporated in this prospectus by reference in reliance upon the authority of such firms as experts in accounting and auditing.

         The legality of the shares of our common stock registered on this registration statement has been passed upon for us by Gary R. Johnson, Vice President and General Counsel of Xcel Energy. At March 1, 2002, Mr. Johnson was the beneficial owner of 134,194 shares of Xcel Energy common stock.

Item 6. Indemnification of Directors and Officers

         Under the Minnesota Business Corporation Act (the “Minnesota Act”), unless the articles of incorporation or by-laws otherwise provide, directors and officers will be indemnified against judgments, penalties, fines, settlements and expenses (including attorneys’ fees) incurred in connection with legal proceedings to which they are made, or threatened to be made, a party by reason of their present or former status as a director or officer, if they received no improper personal benefit, in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful, and, generally speaking, they reasonably believed their conduct to be in, or not opposed to, the corporation’s best interests.

         Xcel Energy by-laws provide indemnification to directors and officers to the full extent provided by the Minnesota Act.

Item 7. Exemption from Registration Claimed

         Not Applicable.

Item 8. Exhibits

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 4.01 to the Registrant's Form 8-K (File No. 1-0304) filed on August 21, 2000)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000)

5.1*	Opinion of Counsel regarding legality of the shares

23.1	Consent of Independent Public Accountants

23.2	Consent of Independent Public Accountants

23.3	Consent of Independent Public Accountants

23.4*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, as of June 7, 2002.

XCEL ENERGY INC.

By: /s/ Edward J. McIntyre
Edward J. McIntyre Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below as of June 7, 2002 by the following persons in the capacities indicated:

Signature	Title

* Wayne H. Brunetti	Chairman of the Board, President, Chief Executive Officer and Director

* David A. Ripka	Controller (Chief Accounting Officer)

/s/ Edward J. McIntyre Edward J. McIntyre	Chief Financial Officer

* C. Coney Burgess	Director

* David A. Christensen	Director

* Roger R. Hemminghaus	Director

* A. Barry Hirschfeld	Director

* Douglas W. Leatherdale	Director

* Albert F. Moreno	Director

* Margaret R. Preska	Director

* A. Patricia Sampson	Director

* Allan L. Schuman	Director

* Rodney E. Slifer	Director

* W. Thomas Stephens	Director

*By: /s/ Edward J. McIntyre	(Attorney-in Fact)
Edward J. Mclntyre

EXHIBIT INDEX

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 4.01 to the Registrants Form 8-K (File No. 1-0304) filed on August 21, 2000)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000)

5.1*	Opinion of Counsel regarding legality of the shares

23.1	Consent of Independent Public Accountants

23.2	Consent of Independent Public Accountants

23.3	Consent of Independent Public Accountants

23.4*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed.